SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ------------------
                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) - April 7, 2003


                                ------------------


                        STANDARD MICROSYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                       0-7422              11-2234952
 (State or other jurisdiction of     (Commission File      (I.R.S. Employer
  incorporation or organization)          Number)         Identification No.)



                    80 Arkay Drive, Hauppauge, New York 11788
               (Address of principal executive offices) (Zip Code)


                                 (631) 435-6000
              (Registrant's telephone number, including area code)

                                ------------------

Item 7.   Financial Statements and Exhibits
-------------------------------------------

(c) Exhibits.


Exhibit No.    Description of Exhibit
-----------    ----------------------

   99.1 Press release issued by Standard Microsystems Corporation dated April 7, 2003.

Item 9.   Regulation FD Disclosure
----------------------------------

This information, furnished under this "Item 9. Regulation FD Disclosure," is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On April 7, 2003, Standard Microsystems Corporation issued a press release announcing fourth quarter and year-end fiscal 2003 results. A copy of the press release is attached as Exhibit 99.1.


                                   SIGNATURES
                                   ----------


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                        STANDARD MICROSYSTEMS CORPORATION
                        ---------------------------------

                                  (Registrant)


Date:  April 10, 2003     By:   /s/ ANDREW M. CAGGIA
                                --------------------
                                Andrew M. Caggia
                                Senior Vice President and
                                Chief Financial Officer,
                                and Director
                                (Principal Financial Officer)

                                INDEX TO EXHIBITS


Exhibit No.    Description
-----------    -----------

  99.1 Press release, dated April 7, 2003, announcing fourth quarter and year-end fiscal 2003 results.

Exhibit 99.1
------------

         SMSC REPORTS 27% GROWTH IN FOURTH QUARTER FISCAL 2003 REVENUES

                  Fourth Quarter Net Income Exceeds $1 Million
                Posts 20% Growth In Fiscal 2003 Product Revenues


Hauppauge,  N.Y. - April 7, 2003 - Standard  Microsystems  Corporation  (Nasdaq:
SMSC) today announced that revenues for the fourth quarter ended February 28, 2003 increased by 27% to $42.6 million, compared to $33.5 million in the fourth quarter of fiscal 2002.

Gross profit percentage for the fourth quarter of fiscal 2003 grew by more than four percentage points to 45.3%, compared to 41.2% in the previous year's fourth quarter. Research and development expenses for the quarter were $8.5 million, compared to $6.4 million in the year-ago quarter, and selling, general and administrative expenses were $9.9 million, compared to $7.3 million in last year's fourth quarter. Amortization of acquired intangible assets associated with the acquisition of Gain Technology Corporation in June 2002, was $0.4 million in this year's fourth quarter.

Fourth quarter income from continuing operations was $1.1 million, or $0.06 per share, compared to $0.8 million, or $0.04 per share, in the year-ago quarter.

"In an industry suffering ongoing economic hardships, SMSC's fourth quarter capped off a year of solid growth. Success in value integration and profitably growing market share enabled SMSC to deliver fourth quarter revenue that was 27% higher than the prior year," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "Our Advanced I/O business contributed significantly during the quarter and experienced a 17% increase in revenues over the prior year, with a particular strength in notebook sales. In large part, reflective of our focus on product diversification, our Embedded business grew by over 60% versus last year's fourth quarter, as sales of new USB 2.0 and Ethernet products ramped."

On a GAAP basis, revenues for fiscal 2003 were $155.5 million compared to $159.3 million in fiscal 2002, and SMSC reported a loss from continuing operations of $0.42 per share in fiscal 2003 versus a profit of $0.47 per share in the year-ago period.

Due to the significance of special items recorded earlier in fiscal 2003 and in fiscal 2002, SMSC is presenting certain pro forma information to facilitate a comparison of the operating results for both periods. The special items include investment impairment charges, restructuring charges associated with SMSC's exit from the PC chipset business and a special intellectual property-related payment. Details of the special items are shown in the attached table of pro forma information.

Full Year Financial Highlights:

- Revenues for fiscal 2003 were $155.5 million, an increase of 20% from pro forma revenues of $129.7 million in fiscal 2002, exceeding the semiconductor industry's composite revenue growth of approximately 1%.
- Gross profit of 44.6% grew by more than six percentage points compared to a pro forma 38.3% in fiscal 2002, as SMSC continued to increase the analog content in its product line and provide innovative, higher-value features to cost effectively address its customers' needs. Reported gross profit in fiscal 2002, including special items, was 49.0%.
- Pro forma income from continuing operations of $0.14 per share was a $0.43 per share improvement over the prior year.
- SMSC's balance sheet remains strong with cash and short-term investments at February 28, 2003 of $112.9 million, no bank debt and book value per share of $12.17.

"The dramatic year-over-year improvement in SMSC's pro forma income from continuing operations, from a loss of $4.7 million in fiscal 2002 to a profit of $2.5 million in fiscal 2003, illustrates our leverage to earnings as revenue grows," said Andrew M. Caggia, Senior Vice President and Chief Financial Officer. "Our balance sheet remains strong and we look forward to continued growth as we enter 2004. "

Commenting on operating achievements over the last year, Mr. Bilodeau said, "In addition to solid financial performance, the Company achieved a number of milestones that enhanced its ability to grow profitably. SMSC completed an important acquisition that greatly broadened its technical capabilities, significantly increased market share, introduced several products serving new high growth markets, secured a number of key design wins and upgraded its quality certification to the highest ISO standards."

KEY FISCAL 2003 BUSINESS HIGHLIGHTS FOR SMSC:

- Completed the acquisition of Gain Technology Corporation, now known as the SMSC Analog Technology Center. The acquisition brought to SMSC a veteran analog and mixed-signal development team of 35 engineers and designers with an average of more than ten years experience. It greatly enhanced the Company's existing analog and mixed-signal capabilities and brought with it a depth of talent that expands the product and market opportunities that SMSC may pursue in the future.
- Announced the availability of SMSC's GT3200, the first in a family of high-performance analog physical layer (PHY) and high-speed serial data communication IC's for networking, computing, consumer electronics and embedded system applications.
- Joined with ARC International to announce the availability of a complete USB 2.0 solution, certified for high-speed operation by the USB Interoperability Forum (USB-IF), which allows developers to combine ARC's customizable VUSB-HS device controller with SMSC's GT3200 PHY IC to reduce product cost and power consumption while accelerating time-to-market for products with 480-Mbps USB connectivity.
- Introduced the USB97C242 Single-Chip Hi-Speed USB Flash Drive Controller, a low- cost product designed for use in flash drives which are portable, solid-state storage devices small enough to hang on a key chain.
- National Technical Systems, Inc. certified the Company's USB97C210 USB 2.0 Multi-Format Flash Memory Card Controller Chip and the USB97C201 USB 2.0 ATA/ATAPI/CF Controller Chip as Hi-Speed USB Peripheral Silicon building blocks. The USB97C210 was also the first 6-in-1 Flash Card Controller to receive Hi-Speed USB certification from the USB-IF and the first Hi-Speed 6-in-1 Flash Card Controller in production.
- SMSC's USB97C202 Second Generation USB 2.0 Mass Storage Class Controller, a USB bridge chip designed for use in external hard disks, CDRW, and DVD drives, was certified as USB compliant by the USB-IF.
- Accelent Systems Inc. selected SMSC's LAN91C111 10/100 non-PCI Ethernet device to be incorporated in its Integrated Development Platform based on the Intel(R) PXA250 applications processor with XScale(TM) technology.
- Introduced the LPC47N253 Integrated Advanced Notebook I/O Controller, Embedded Controller and Keyboard Controller for full-featured notebook PC's, combining the functionality of a Super I/O, a high-performance 8051 microprocessor for keyboard control and system management, as well as a shared flash interface.
- Introduced the LPC47N350 Keyboard and System Controller with LPC PortSwitch(TM) Interface for legacy-free notebook PC's. The LPC47N350 interface is a unique, hot-switchable external interface that enables the design of cost-effective, full-featured port replication and docking solutions.
- Introduced the LPC47N237 Controller, an LPC-based I/O targeted for notebook PC port replicators and docks, and companion product to SMSC's line of Notebook PC Keyboard and System Controllers that feature the LPC PortSwitch interface.
- Achieved an upgrade to ISO 9001:2000 certification by NSAI, Inc., demonstrating the Company's commitment to maintaining a world-class quality management system. According to recently published statistics, as of mid-February 2003, only 13% of the total number of registrations in North America have been upgraded to ISO 9001:2000.

BUSINESS OUTLOOK FOR SMSC:

For the first quarter of fiscal 2004, SMSC expects revenues to be approximately $42 million, which represents an increase of nearly 24% over the first quarter of fiscal 2003. Gross profit percentage is expected to be approximately 45%. Research and development expenses and selling, general and administrative expenses are both expected to range from $8.5 million to $9.5 million. Acquisition-related charges are expected to be equal to the fourth quarter of fiscal 2003. The effective tax rate is estimated to be approximately 25% for all of fiscal 2004, and the Company expects income from continuing operations to be approximately $0.04 per share.

For fiscal 2004, SMSC expects revenues to grow by more than 15% from the annual period just closed. Gross profit percentage is expected to be approximately 44%. Research and development expenses are expected to be between $35 million and $38 million, and selling, general and administrative expenses are expected to range from $36.5 million to $40 million. Acquisition-related charges are expected to be approximately $1.3 million. Income from continuing operations is expected to be approximately $0.20 per share for fiscal 2004.

ABOUT SMSC:

SMSC provides Real World Connectivity(TM) solutions for high-speed communication and computing applications. Leveraging a broad intellectual property portfolio and an extensive history in the design of the world's most preferred Advanced Input/Output products, SMSC delivers integrated hardware and software solutions to manage systems and connect peripherals in today's rapidly evolving computing architectures. SMSC works with industry leading OEMs to combine advanced digital, mixed-signal and analog functionality into Application Specific Standard Products.

The Company's Embedded Products connect people, machines and information. SMSC delivers integrated Ethernet and USB 2.0 solutions, along with a diverse range of other products, for network printers, set-top boxes, home gateway products, car navigation systems, cellular base stations, USB peripherals and more.

SMSC is based in Hauppauge, New York and maintains offices worldwide, including locations in North America, Asia, Europe and Japan. SMSC operates engineering design centers in Phoenix, AZ, Tucson, AZ, Hauppauge, NY and Austin, TX. More information about the Company is available on the World Wide Web at http://www.smsc.com.

FORWARD LOOKING STATEMENTS:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

Standard Microsystems and SMSC are registered trademarks, and Real World Connectivity is a trademark, of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:

Carolynne Borders
Director of Investor Relations
Standard Microsystems Corporation
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                        PRO FORMA INFORMATION (Unaudited)
                    (in thousands, except per share amounts)


                                   Three Months Ended       Fiscal Year Ended
                                      February 28,             February 28,
                                   --------------------   ----------------------
                                      2003       2002        2003       2002
--------------------------------------------------------------------------------
Revenues:
  As reported, per GAAP            $ 42,612   $ 33,459    $ 155,517   $ 159,298
  Deduct special intellectual
    property payment                      -          -            -     (29,595)
--------------------------------------------------------------------------------

  Pro forma revenues               $ 42,612   $ 33,459    $ 155,517   $ 129,703
================================================================================

Income (loss) from continuing
 operations:
  As reported, per GAAP            $  1,060   $    773    $  (6,971)  $   7,475
  Add (Deduct):*
   Investment impairment charges          -        160       10,436         428
   Special intellectual property
     payment                              -          -            -     (18,941)
   Inventory write-off related to
     business restructuring               -          -            -         816
   Restructuring charges
     (adjustments)                     (158)      (182)        (158)      4,950
   Other special SG&A charges             -          -            -         575
   Prior years' tax benefits              -          -         (829)          -
--------------------------------------------------------------------------------

  Pro forma income (loss) from
    continuing operations          $    902   $    751    $   2,478   $  (4,697)
================================================================================


Diluted income (loss) per share
 from continuing operations:
  As reported, per GAAP            $   0.06   $   0.04    $   (0.42)  $    0.44
  Pro forma                        $   0.05   $   0.04    $    0.14   $   (0.29)


Diluted weighted average common
 shares outstanding:
  As reported, per GAAP              17,905     17,070       16,538      16,900
  Pro forma                          17,905     17,070       17,928      16,069


* All amounts added and deducted in calculating pro forma income (loss) from continuing operations, except for prior years' tax benefits, are presented net of applicable income taxes at 36%.

              STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                       Three Months Ended     Fiscal Year Ended
                                      --------------------   -------------------
                                          February 28,           February 28,
                                      --------------------   -------------------
                                        2003       2002       2003       2002
                                        ----       ----       ----       ----

Sales and Revenues:
  Product sales                      $ 42,175   $ 33,254   $ 154,244  $ 128,528
  Intellectual property revenues          437        205       1,273     30,770
--------------------------------------------------------------------------------
                                       42,612     33,459     155,517    159,298

Cost of goods sold                     23,316     19,683      86,093     81,264
--------------------------------------------------------------------------------

Gross profit                           19,296     13,776      69,424     78,034

Operating expenses:
Research and development                8,504      6,378      31,166     31,178
Selling, general and administrative     9,881      7,345      36,268     32,744
Amortization of intangible assets         360          -       1,167          -
Restructuring costs                      (247)      (285)       (247)     7,734
--------------------------------------------------------------------------------

  Income from operations                  798        338       1,070      6,378

Interest income                           459        578       2,069      3,450
Impairment of investments                   -       (250)    (16,306)      (669)
Other income (expense), net              (109)       (23)       (209)     1,527
--------------------------------------------------------------------------------

Income (loss) before provision for
  income taxes and minority interest    1,148        643     (13,376)    10,686

Provision for (benefit from) income
  taxes                                    81       (142)     (6,422)     3,171

Minority interest in net income of
  subsidiary                                7         12          17         40
--------------------------------------------------------------------------------

Income (loss) from continuing
  operations                            1,060        773      (6,971)     7,475

Loss from discontinued operations
  (net of income tax benefits of
   $21, $558, $281 and $918)              (36)      (896)       (500)    (1,564)
--------------------------------------------------------------------------------

Net income (loss)                    $  1,024   $   (123)  $  (7,471) $   5,911
================================================================================

Basic net income (loss) per share:
  Income (loss) from continuing
   operations                        $   0.06   $   0.05   $   (0.42) $    0.47
  Loss from discontinued operations         -      (0.06)      (0.03)     (0.10)
--------------------------------------------------------------------------------

Basic net income (loss) per share    $   0.06   $  (0.01)  $   (0.45) $    0.37
================================================================================

Diluted net income (loss) per share:
  Income (loss) from continuing
   operations                        $   0.06   $   0.04   $   (0.42) $    0.44
  Loss from discontinued operations         -      (0.05)      (0.03)     (0.09)
--------------------------------------------------------------------------------

Diluted net income (loss) per share  $   0.06   $  (0.01)  $   (0.45) $    0.35
================================================================================

Weighted average common shares
 outstanding:
  Basic                                16,748     16,018      16,538     16,069
  Diluted                              17,905     17,070      16,538     16,900

           STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)


                                                   February 28,    February 28,
                                                      2003             2002
                                                      ----             ----
Assets
Current assets:
  Cash and cash equivalents                       $   90,025      $    98,065
  Short-term investments                              22,872           28,595
  Accounts receivable, net                            22,738           21,828
  Inventories                                         17,644           17,585
  Deferred income taxes                                8,545            8,582
  Other current assets                                 8,710            4,317
--------------------------------------------------------------------------------

    Total current assets                             170,534          178,972
--------------------------------------------------------------------------------

Property, plant and equipment, net                    22,257           24,170
Goodwill                                              29,773                -
Intangible assets, net                                 6,008                -
Investment in Chartered Semiconductor                  1,840            9,992
Deferred income taxes                                 11,779            7,196
Other assets                                           5,758           15,733
--------------------------------------------------------------------------------

                                                  $  247,949      $   236,063
================================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                $    9,114      $     8,477
  Deferred income on shipments to distributors         5,943            6,225
  Accrued expenses, income taxes and other
   liabilities                                         9,838            9,289
--------------------------------------------------------------------------------

    Total current liabilities                         24,895           23,991
--------------------------------------------------------------------------------

Other liabilities                                      7,379            6,973

Minority interest in subsidiary                       11,663           11,646

Shareholders' equity:
  Preferred stock                                          -                -
  Common stock                                         1,859            1,728
  Additional paid-in capital                         145,553          119,505
  Retained earnings                                   77,492           84,963
  Treasury stock, at cost                            (23,454)         (13,861)
  Accumulated other comprehensive income               2,562            1,118
--------------------------------------------------------------------------------

    Total shareholders' equity                       204,012          193,453
--------------------------------------------------------------------------------

                                                  $  247,949      $   236,063
================================================================================